SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
Somanetics Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials
☐	Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by the registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1653 East Maple Road
Troy, Michigan 48083-4208
NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 6, 2006
To the Shareholders of Somanetics Corporation:
     THIS IS OUR NOTICE TO YOU that the annual meeting of shareholders of Somanetics Corporation will be held at the Troy Marriott, 200 W. Big Beaver Road, Troy, Michigan 48084, at 10:00 a.m. eastern standard time on Thursday, April 6, 2006 for the following purposes:
1.	To select two directors, each to serve until the 2009 annual meeting of shareholders and until his successor is elected and qualified.

2.	To transact such other business as may properly come before the meeting and any adjournment thereof.
     Only shareholders of record on February 6, 2006 will be entitled to notice of the meeting or any adjournment of the meeting and to vote at the meeting or any adjournment of the meeting.
     All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and return it as promptly as possible to ensure your representation at the meeting. A return postage-prepaid envelope is enclosed for that purpose. If you return the proxy, you may withdraw your proxy and vote your shares in person if you attend the meeting.
     Your attention is called to the attached proxy statement and the accompanying proxy. A copy of our annual report for the fiscal year ended November 30, 2005 accompanies this notice.

By order of the board of directors
Bruce J. Barrett
President and Chief Executive Officer
Troy, Michigan
February 23, 2006

SOMANETICS CORPORATION
1653 East Maple Road
Troy, Michigan 48083-4208
PROXY STATEMENT
Annual Meeting of Shareholders
April 6, 2006
General Information
     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Somanetics Corporation. The proxies are being solicited for use at the 2006 annual meeting of shareholders to be held at the Troy Marriott, 200 W. Big Beaver Road, Troy, Michigan 48084, at 10:00 a.m. eastern time on Thursday, April 6, 2006, and at any adjournment of that meeting. The 2006 annual meeting of shareholders is being held for the purposes described in the notice of annual meeting of shareholders on the prior page. We expect that this proxy statement and accompanying proxy will be first sent or given to shareholders on or about February 23, 2006.
Solicitation
     We will bear the entire cost of soliciting proxies in the enclosed form, including the costs of preparing, assembling, printing and mailing this proxy statement, the accompanying proxy and any additional information we furnish to shareholders. We may supplement our solicitation of proxies by mail with telephone, telegraph, facsimile, e-mail or personal solicitation by our directors, officers or other regular employees. We will not pay any additional compensation to our directors, officers or other regular employees for these services. We will request that brokers, nominees and other similar record holders forward soliciting material, and we will reimburse them upon request for their out-of-pocket expenses.
Voting Securities and Principal Holders
Voting Rights and Outstanding Shares
     Only shareholders of record at the close of business on February 6, 2006 will be entitled to notice of the annual meeting or any adjournment of the meeting and to vote at the annual meeting or any adjournment of the meeting. As of the close of business on February 6, 2006, we had 10,715,885 outstanding common shares, $0.01 par value, the only class of our stock outstanding and entitled to vote.
     Each common share is entitled to one vote on each matter submitted for a vote at the meeting. The presence, in person or by proxy, of the holders of record of a majority of the outstanding common shares entitled to vote, or 5,357,943 shares, is necessary to constitute a quorum for the transaction of business at the meeting or any adjournment of the meeting.

Revocability of Proxies
     A shareholder giving a proxy may revoke it at any time before it is voted by giving written notice of revocation to our Secretary or by executing and delivering to our Secretary a later dated proxy. A shareholder’s attendance at the meeting will not have the effect of revoking any proxy given by that shareholder unless the shareholder gives written notice of revocation to our Secretary before the proxy is voted. Any written notice revoking a proxy, and any later dated proxy, should be sent to Somanetics Corporation, 1653 East Maple Road, Troy, Michigan 48083-4208, Attention: Investor Relations Department.
     Valid proxies in the enclosed form that are returned in time for the meeting and executed and dated in accordance with the instructions on the proxy will be voted as specified in the proxy. If no specification is made, the proxies will be voted FOR the election as directors of the nominees listed below.
Principal Holders of Our Voting Securities
     The following table contains information with respect to the beneficial ownership of our common shares as of February 6, 2006 by each person known to us to beneficially own more than 5 percent of our common shares, our only outstanding class of voting shares:

			Percentage of
	Amount and Nature of		Common Shares
Name and Address of Beneficial Owner	Beneficial Ownership		Owned (1)
FMR Corp.	1,048,470	(2)	9.8
82 Devonshire Street
Boston, Massachusetts 02109

Bruce J. Barrett	778,919	(3)	6.8
1653 East Maple Road
Troy, Michigan 48083-4208

(1)	Based on 10,715,885 common shares outstanding as of February 6, 2006.
(2) The information with respect to FMR Corp. is based solely on a Schedule 13G report, dated February 14, 2006. FMR Corp. is a parent holding company. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, is a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940. Fidelity is the beneficial owner of the common shares reported above as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity and the funds, each has sole power to dispose of the shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of the Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

(3) Includes 761,919 common shares that Mr. Barrett has the right to acquire within 60 days of February 6, 2006 and 17,000 common shares owned jointly with his wife.
I. ELECTION OF DIRECTORS
     Our board of directors proposes that the two persons named below as “nominees for election as directors for a three-year term” be elected as our directors, each to hold office until the annual meeting of shareholders to be held in 2009 and until his successor is elected and qualified. Messrs. Follis and Henry were last elected as directors at the 2003 annual meeting of shareholders on April 10, 2003. If a quorum is present, the two nominees receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Withheld votes and broker non-votes will not be deemed votes cast in determining which nominee receives the greatest number of votes cast, but will be counted for purposes of determining whether a quorum is present. The persons named in the accompanying proxy intend to vote all valid proxies received by them FOR the election of the nominees listed below unless the person giving the proxy withholds authority to vote for these nominees. The nominees listed below have consented to serve if elected. If any nominee is unable or declines to serve, which we do not expect to happen, the proxy holders intend to vote the proxies in accordance with their best judgment for another qualified person.
     The following information is furnished as of February 6, 2006 with respect to our nominees for election as directors, with respect to each person whose term of office as one of our directors will continue after the meeting, with respect to each of our executive officers who is named in the Summary Compensation Table below, and with respect to all of our directors and executive officers as a group:

				Amount and	Percentage
				Nature of	of
			Position and Offices	Common Shares	Common	Term
	Director		With Us and Other	Beneficially	Shares	to
Name	Since	Age	Principal Occupation	Owned	Owned(1)	Expire
NOMINEES FOR ELECTION AS DIRECTORS FOR A THREE-YEAR TERM

Daniel S. Follis	4/89	68	Director, President of	31,620 (2)	*	2009
			Verschuren & Follis, Inc. and
			President of Follis Corporation

Robert R. Henry	12/98	65	Director and President of	283,200 (3)	2.6	2009
			Robert R. Henry & Co., Inc.

DIRECTORS CONTINUING IN OFFICE

Bruce J. Barrett	6/94	46	President, Chief Executive	778,919 (4)	6.8	2007
			Officer and a Director

Dr. James I. Ausman	6/94	68	Director, Somanetics, Professor	47,291 (5)	*	2008
			of Neurosurgery, University
			of Illinois at Chicago,
			Consultant for Navigant
			Consulting, Inc., and Editor of
			Surgical Neurology

OTHER EXECUTIVE OFFICERS

Richard S. Scheuing	138,220	(6)	1.3
Dominic J. Spadafore	121,180	(7)	1.1
Mary Ann Victor	158,361	(8)	1.5
Pamela A. Winters	163,220	(9)	1.5
All directors and executive officers as a group (10 persons)	1,968,643	(10)	15.9

*	Less than 1 percent

(1)	Based on 10,715,885 common shares outstanding as of February 6, 2006. For purposes of the table above, and in accordance with the rules of the Securities and Exchange Commission, we deem common shares that are subject to options that are currently exercisable or exercisable within 60 days of February 6, 2006 to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investment power with respect to all of the common shares beneficially owned by them.

(2)	Includes 13,500 common shares that Mr. Follis has the right to acquire within 60 days of February 6, 2006. The 31,620 common shares shown above as beneficially owned by Mr. Follis include 8,820 common shares owned by The Infinity Fund, a limited partnership in which Mr. Follis is a 24.7 percent limited partner and a 50 percent general partner and which is administered by Verschuren & Follis, Inc., a corporation in which Mr. Follis is a 50 percent shareholder, a director and the President.

(3)	Includes 26,500 common shares that Mr. Henry has the right to acquire within 60 days of February 6, 2006.

(4)	Includes 761,919 common shares that Mr. Barrett has the right to acquire within 60 days of February 6, 2006 and 17,000 common shares owned jointly with his wife.

(5)	Includes 34,011 common shares that Dr. Ausman has the right to acquire within 60 days of February 6, 2006, 8,684 common shares owned jointly with his wife, and 3,030 shares held in an individual retirement account over which Dr. Ausman exercises sole voting and investment control.

(6)	Includes 138,220 common shares that Mr. Scheuing has the right to acquire within 60 days of February 6, 2006.

(7)	Includes 117,680 common shares that Mr. Spadafore has the right to acquire within 60 days of February 6, 2006 and 3,500 common shares that Mr. Spadafore owns jointly with his spouse.

(8)	Includes 153,261 common shares that Ms. Victor has the right to acquire within 60 days of February 6, 2006, 2,000 common shares held by Ms. Victor’s husband and 3,100 common shares held by Ms. Victor’s husband jointly with his mother.

(9)	Includes 163,220 common shares that Ms. Winters has the right to acquire within 60 days of February 6, 2006.

(10)	Includes 1,654,943 common shares that all executive officers and directors as a group have the right to acquire within 60 days of February 6, 2006.

Biographical Information
     The following is a brief account of the business experience during the past five years of the nominee for our board of directors and of each of our directors whose term of office will continue after the meeting:
     Daniel S. Follis. Mr. Follis has served as one of our directors since April 1989. Since 1981, he has served as President of Verschuren & Follis, Inc., which advises and administers The Infinity Fund, a limited partnership that invests in emerging growth companies. Since 1995 he has also served as President of Follis Corporation, a sales and marketing company engaged in media sales, television production, serving as a manufacturer’s representative and investment management. Mr. Follis received a B.A. degree in business from Michigan State University.
     Robert R. Henry. Mr. Henry has served as one of our directors since December 1998. He has been President of Robert R. Henry & Co., Inc., a financial consulting and investment firm, since 1989. Mr. Henry has been an advisory director of Morgan Stanley & Co. Incorporated since 1989, and from 1977 to 1989 was a managing director of Morgan Stanley. He received an M.B.A. from Harvard Business School and a B.A. from Williams College.
     Bruce J. Barrett. Mr. Barrett has served as our President and Chief Executive Officer and as one of our directors since June 1994. Earlier in his career, Mr. Barrett served as the Director, Hospital Products Division, for Abbott Laboratories, Ltd., a health care equipment manufacturer and distributor, and as the Director, Sales and Marketing, for Abbott Critical Care Systems, a division of Abbott Laboratories, Inc., a health care equipment manufacturer and distributor. While at Abbott Critical Care Systems, Mr. Barrett managed Abbott’s invasive oximetry products for approximately four years. Prior to joining Abbott Laboratories, he served as the group product manager of hemodynamic monitoring products of Baxter Edwards Critical Care, an affiliate of Baxter International, Inc., another health care equipment manufacturer and distributor. Mr. Barrett received a B.S. degree in marketing from Indiana State University and an M.B.A. degree from Arizona State University. Mr. Barrett is a party to an employment agreement with us that requires us to elect him to the offices he currently holds.
     James I. Ausman, M.D., Ph.D. Dr. Ausman has served as one of our directors since June 1994. Since July 2002, he has served as a consultant for Navigant Consulting, Inc. (formerly The Tiber Group), a healthcare strategic planning and market research company. He has been Professor of the Department of Neurosurgery at the University of Illinois at Chicago since 1991 and served as its head from 1991 until September 2001. From September 1978 until August 1991, he was Chairman of the Department of Neurosurgery at Henry Ford Hospital in Detroit. From December 1987 until July 1991, he served as Director of the Henry Ford Neurosurgical Institute, also at Henry Ford Hospital. In addition, he was Clinical Professor of Surgery, Section of Neurosurgery at the University of Michigan in Ann Arbor from 1980 until 1991. Dr. Ausman received a B.S. degree in chemistry and biology from Tufts University, a Doctorate of Medicine from Johns Hopkins University School of Medicine, a Masters of Arts in Physiology from the State University of New York at Buffalo, and a Ph.D. in Pharmacology from George Washington University. He has also received graduate training in neurosurgery at the University of Minnesota and has obtained board certification from the American Board of

Neurological Surgery. He is now a Clinical Professor of Neurosurgery at the University of California at Los Angeles and, since 1994, has been the editor of Surgical Neurology. He serves as the medical expert for KMIR 6 TV in Palm Desert, California.
Meetings and Committees of the Board of Directors
     During the fiscal year ended November 30, 2005, our board of directors held nine meetings. Our board of directors has determined that Messrs. Follis and Henry and Dr. Ausman are independent as defined in the listing standards of The Nasdaq Stock Market, Inc. Marketplace Rules, as those standards have been modified or supplemented.
Audit Committee
     Our board of directors has established a separately-designated, standing Audit Committee that consists of three directors and is established for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. Mr. Henry (Chairman), Dr. Ausman and Mr. Follis are the current members of this committee. Each of the members of our Audit Committee is independent as independence for audit committee members is defined in the listing standards of The Nasdaq Stock Market, Inc. Marketplace Rules, as those standards have been modified or supplemented, and SEC rules and regulations. The Audit Committee:
•	is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us, including responsibility for the resolution of disagreements between management and the auditor regarding financial reporting; each such registered public accounting firm must report directly to the Audit Committee;

•	ensures that before the independent accountant is engaged by us to render audit or non-audit services, the engagement is approved by the Audit Committee or the engagement to render the service is entered into pursuant to pre-approval policies and procedures established by the Audit Committee; this pre-approval authority may be delegated to one or more members of the Audit Committee;

•	takes, or recommends that the full board takes, appropriate action to oversee the independence of our independent accountants;

•	oversees our independent accountants’ relationship by discussing with our independent accountants the nature, scope and rigor of the audit process, receiving and reviewing audit and other reports from the independent accountants and providing our independent accountants with full access to the committee and the board to report on any and all appropriate matters;

•	reviews and discusses the audited financial statements and the matters required to be discussed by SAS 61 with management and the independent accountants, including discussions concerning the independent accountant’s judgments about the quality of our accounting principles, applications and practices as applied in our financial reporting;

•	recommends to the board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	reviews with management and the independent accountants the quarterly financial information before we file our Form 10-Qs; this review is performed by the committee or its chairperson;

•	discusses with management and the independent accountants the quality and adequacy of our internal controls;

•	establishes procedures for (1) the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and (2) confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviews related party transactions required to be disclosed in our proxy statement for potential conflict of interest situations and approves all such transactions;

•	discusses with management the status of pending litigation as it pertains to the financial statements and disclosure and other areas of oversight as the committee deems appropriate; and

•	reports committee activities to the full board.
During the fiscal year ended November 30, 2005, our Audit Committee held seven meetings. Our board of directors has adopted a written charter for the Audit Committee, a copy of which was attached as an appendix to our proxy statement in connection with the 2004 annual meeting of shareholders.
Audit Committee Financial Expert
     Our board of directors has determined that Mr. Henry is an Audit Committee financial expert, as defined by the Securities and Exchange Commission, serving on our Audit Committee. Mr. Henry is independent as independence for audit committee members is defined in the listing standards of The Nasdaq Stock Market, Inc. Marketplace Rules, as those standards have been modified or supplemented. Mr. Henry’s experience that qualifies him as our Audit Committee financial expert includes investment banking experience serving as managing director of Morgan Stanley from 1977 to 1989, corporate securities underwriting experience with Morgan Stanley from 1965 to 1977 and an M.B.A. from Harvard Business School in 1964. See “Biographical Information.”
Audit Committee Report
     Our Audit Committee has:
•	reviewed and discussed our audited financial statements for the fiscal year ended November 30, 2005 with our management;

•	discussed with our independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as it has been modified or supplemented;

•	received the written disclosures and the letter from our independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as it has been modified or supplemented; and

•	discussed with our independent accountants our independent accountants’ independence.
Based on the review and discussions described above in this paragraph, our Audit Committee recommended to our board of directors that the audited financial statements for the fiscal year ended November 30, 2005 be included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2005 for filing with the Securities and Exchange Commission.
     Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we may not be, and we may not represent ourselves to be or to serve as, accountants or auditors by profession or experts in the field of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that our Company’s independent accountants are in fact “independent.”

By the Audit Committee
Robert R. Henry, Chairman
James I. Ausman, M.D., Ph.D.
Daniel S. Follis
Compensation Committee
     Our board of directors has a standing Compensation Committee which consists of three directors. Mr. Follis (Chairman), Dr. Ausman and Mr. Henry are the current members of this committee. Each of the members of our Compensation Committee is independent as independence is defined in the listing standards of The Nasdaq Stock Market, Inc. Marketplace Rules, as those standards have been modified or supplemented. The Compensation Committee makes recommendations to the board of directors with respect to compensation arrangements and plans for senior management, officers and directors of the Company and administers the Company’s 1991 Incentive Stock Option Plan, 1997 Stock Option Plan, and 2005 Stock Incentive Plan. During the fiscal year ended November 30, 2005, the Compensation Committee held ten meetings.

Nominating Committee
     Our board of directors has a standing Nominating Committee which consists of three directors. Dr. Ausman (Chairman), Mr. Henry and Mr. Follis are the current members of this committee. The Nominating Committee identifies individuals to become board members and selects, or recommends for the board’s selection, director nominees to be presented for shareholder approval at the annual meeting of shareholders or to fill any vacancies. During the fiscal year ended November 30, 2005, the Nominating Committee held five meetings.
     Our board of directors has adopted a written charter for the Nominating Committee, a copy of which was attached as an appendix to our proxy statement in connection with the 2004 annual meeting of shareholders and is also available to shareholders on our website, at http://www.somanetics.com. Each of the members of our Nominating Committee is independent as independence is defined in the listing standards of The Nasdaq Stock Market, Inc. Marketplace Rules, as those standards have been modified or supplemented.
     The Nominating Committee’s policy is to consider any director candidates recommended by shareholders. Such recommendations must be made pursuant to timely notice in writing to our Secretary, at Somanetics Corporation, 1653 East Maple Road, Troy, Michigan 48083-4208. To be timely, the notice must be received at our offices at least 120 days before the anniversary of the mailing of our proxy statement relating to the previous annual meeting of shareholders. The notice must set forth:
•	with respect to the director candidate,
•	the candidate’s name, age, business address and residence address,

•	the candidate’s principal occupation or employment,

•	the number of our common shares beneficially owned by the candidate,

•	information with respect to the candidate’s independence, as defined under Nasdaq’s listing standards for independent directors in general and with respect to Audit Committee members,

•	information with respect to other boards on which the candidate serves,

•	information with respect to direct or indirect transactions, relationships, arrangements and understandings between the candidate and us and between the candidate and the shareholder giving the notice, and

•	any other information relating to the candidate that we would be required to disclose in our proxy statement if we were to solicit proxies for the election of the candidate as one of our directors or that is otherwise required under Securities and Exchange Commission rules, including the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and
•	with respect to the shareholder giving the notice,
•	the name and address of the shareholder as they appear on our stock transfer records, and

•	the number of our common shares beneficially owned by the shareholder (and the period they have been held).

The Nominating Committee has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for one or more of our directors to possess. The Nominating Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Nominating Committee and our then current needs, although the committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. Historically, nominees have been existing directors or business associates of our directors or officers.
Code of Business Conduct and Ethics
     We adopted a Code of Business Conduct and Ethics on December 12, 2003 that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote:
•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commissions and in other public communications we make;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the code to an appropriate person or persons named in the code; and

•	Accountability for adherence to the code.
     This Code of Business Conduct and Ethics is attached to our Annual Report on Form 10-K for the fiscal year ended November 30, 2003 as Exhibit 14.1. We have also posted it on our Web site at http://www.somanetics.com. We will provide to any person without charge, upon request, a copy of our Code of Business Conduct and Ethics. Requests for a copy of our Code of Business Conduct and Ethics should be made to our Secretary at Somanetics Corporation, 1653 East Maple Road, Troy, Michigan 48083-4208. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the code definition enumerated in Securities and Exchange Commission, Regulation S-K, Item 406(b) by posting such information on our Web site at http://www.somanetics.com within four business days following the date of the amendment or waiver.
Shareholder Communications with the Board
     Our board of directors has a process for shareholders to send communications to the board of directors, its Nominating Committee or its Audit Committee, including complaints regarding accounting, internal accounting controls, or auditing matters. Communications can be sent to the board of directors, its Nominating Committee or its Audit Committee or specific directors either by regular mail to the attention of the board of directors, its Nominating Committee, its Audit Committee or specific directors, at our principal executive offices at 1653 East Maple Road, Troy, Michigan 48083-4208, or by e-mail to directors01@somanetics.com. All of these communications will be reviewed by our Secretary (1) to filter out communications that our Secretary deems are not appropriate for our directors, such as spam and communications offering to buy or sell products or services, and (2) to sort and relay the remainder (unedited) to the appropriate directors.
     We encourage all of our directors to attend the annual meeting of shareholders, if possible. All four of our continuing directors attended the 2005 annual meeting of shareholders.
Executive Compensation
Summary Compensation Table
     The following table sets forth information for each of the fiscal years ended November 30, 2005, 2004 and 2003 concerning compensation of (1) all individuals serving as our Chief Executive Officer during the fiscal year ended November 30, 2005, and (2) our four most highly-compensated other executive officers in fiscal 2005 who were serving as executive officers as of November 30, 2005 and whose total annual salary and bonus exceeded $100,000:

Summary Compensation Table

				Long-Term
				Compensation
				Awards
				Securities	All Other
		Annual Compensation		Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	($) (1)
Bruce J. Barrett, President	2005	250,377	302,999	31,919	11,574
and Chief Executive Officer	2004	238,415	184,653	—	11,374
	2003	225,500	103,253	132,000	3,174

Richard S. Scheuing, Vice	2005	119,853	76,030	12,220	7,855
President, Research and	2004	114,811	49,162	—	6,574
Development	2003	111,100	19,002	56,000	—

Dominic J. Spadafore, Vice	2005	136,097	190,376	11,680	11,015
President, Sales and	2004	133,486	100,570	—	9,778
Marketing	2003	130,866	64,553	36,000	1,578

Mary Ann Victor, Vice President	2005	117,699	93,360	12,861	9,297
and Chief Administrative	2004	111,384	57,861	—	7,689
Officer and Secretary	2003	106,400	29,005	56,000	897

Pamela A. Winters, Vice	2005	119,853	76,030	12,220	8,890
President, Operations	2004	114,811	49,461	—	7,621
	2003	111,100	26,562	50,000	948

(1)	Amounts for 2005 include (a) the following matching contributions paid by us into our 401(k) plan on behalf of the following persons: $8,400 for Mr. Barrett, $7,855 for Mr. Scheuing, $8,400 for Mr. Spadafore, $8,400 for Ms. Victor and $7,855 for Ms. Winters, and (b) the following premiums paid for additional disability insurance for the following persons: $3,174 for Mr. Barrett, $2,615 for Mr. Spadafore, $897 for Ms. Victor and $1,035 for Ms. Winters.
Stock Option Grants
     The following table sets forth information concerning individual grants of stock options made during the fiscal year ended November 30, 2005 to each of our executive officers named in the Summary Compensation Table above. Amounts in the following table represent potential realizable gains that could be achieved for the options if exercised at the end of the option term. The five percent and ten percent assumed annual rates of compounded stock price appreciation are calculated based on the requirements of the Securities and Exchange Commission and do not represent an estimate or projection of our future stock prices. These amounts represent certain assumed rates of appreciation in the value of our common shares from the fair market value on the date of grant. Actual gains, if any, on stock option exercises depend on the future performance of the common shares and overall stock market conditions. The amounts reflected in the following table may not necessarily be achieved.

Option Grants In Last Fiscal Year

Individual Grants
		% of			Potential
		Total			Realizable Value at
	Number of	Options			Assumed Annual
	Securities	Granted to			Rates of Stock Price
	Underlying	Employees	Exercise		Appreciation
	Options	in Fiscal	Price	Expiration	for Option Term
Name	Granted (#) (1)	Year	($/Sh)	Date	5% ($)	10% ($)
Bruce J. Barrett	31,919	24.2	13.55	4/21/15	271,998	689,298
Richard S. Scheuing	12,220	9.2	13.55	4/21/15	104,133	263,893
Dominic J. Spadafore	11,680	8.8	13.55	4/21/15	99,531	252,232
Mary Ann Victor	12,861	9.7	13.55	4/21/15	109,595	277,736
Pamela A. Winters	12,220	9.2	13.55	4/21/15	104,133	263,893

(1)	The options listed in the table were non-qualified stock options granted to Messrs. Barrett, Scheuing and Spadafore, Ms. Victor and Ms. Winters in fiscal 2005 under our 2005 Stock Incentive Plan or 1997 Stock Option Plan, exercisable at the then current fair market value of the underlying common shares. Each of these options is exercisable in full beginning November 30, 2005. Each option also becomes 100 percent exercisable 10 days before or immediately upon specified changes in control. The portion of these options that is exercisable at the date of termination of employment remains exercisable until the expiration date of the option, unless termination is for cause.
     If, upon exercise of any of the options described above, we must pay any amount for income tax withholding, in the Compensation Committee’s or the board of directors’ sole discretion, either the optionee will pay such amount to us or we will appropriately reduce the number of common shares we deliver to the optionee to reimburse us for such payment. The Compensation Committee or the board may also permit the optionee to choose to have these shares withheld or to tender common shares the optionee already owns. The Compensation Committee or the board may also make such other arrangements with respect to income tax withholding as it shall determine.
Aggregated Option Exercises and Fiscal Year-End Option Value Table
     The following table sets forth information concerning each exercise of stock options during the fiscal year ended November 30, 2005 by each of the executive officers named in the Summary Compensation Table above and the value of unexercised options held by them as of November 30, 2005:

Aggregated Option Exercises In Last Fiscal Year And FY-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired on	Value	Options at FY-End (#)		at FY-End ($)
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce J. Barrett	178,200	3,198,532	761,919	—	20,488,234	—
Richard S. Scheuing	50,000	875,000	138,220	—	3,709,399	—
Dominic J. Spadafore	30,000	723,100	117,680	—	3,178,185	—
Mary Ann Victor	51,000	977,300	153,261	—	4,083,211	—
Pamela A. Winters	75,750	1,620,713	163,220	—	4,257,089	—

(1)	“Value Realized” represents the fair value of the underlying securities on the exercise date, based on the average of the high and low sale prices on the date of exercise, minus the aggregate exercise price of the options.
Compensation of Directors
     We refer to our directors who are not our officers or employees as Outside Directors. Effective June 1, 2005, each Outside Director receives a fee of $1,000 a month and reimbursement of reasonable expenses of attending board and board committee meetings. In addition, the board of directors may grant options to Outside Directors on a case by case basis. On May 4, 2005, we granted a total of 30,000 non-qualified stock options to our Outside Directors under the 2005 Stock Incentive Plan. The options are 10-year options, exercisable at $14.92 a share, the average of the high and low sales prices of the common shares on May 4, 2005. The options vested at grant and continue to be exercisable after termination of the director’s service unless the director is terminated for cause. Until May 4, 2005, our Outside Directors received $1,000 for each board meeting attended in person, $250 for each telephonic board meeting attended and $250 for each board committee meeting attended on a date other than the date of a board meeting. We also reimbursed Outside Directors for their reasonable expenses of attending board and board committee meetings.
Employment Contracts and Termination of Employment and Change-in-Control Arrangements
     Bruce J. Barrett. Pursuant to an employment agreement entered into in May 1994, we employ Bruce J. Barrett as our President and Chief Executive Officer, or in such other position as the board of directors determines. His employment under the agreement expires on April 30, 2006. Mr. Barrett’s annual salary is currently $258,544, which may be increased by the board of directors. Mr. Barrett is also entitled to participate in any bonus plan established by the Compensation Committee of the board of directors. Mr. Barrett is entitled to various fringe benefits under the agreement, including 12 months of compensation and six months of benefits if his employment under the agreement is terminated without cause or if the agreement expires without being renewed. Mr. Barrett has agreed not to compete with us during specified periods following the termination of his employment.
     Dominic J. Spadafore. Pursuant to an employment agreement entered into in August 2002, we employ Dominic J. Spadafore as our Vice President of Sales and Marketing, or in such other position as the board of directors determines. His employment under the agreement expires upon his death, termination by us upon his disability or with or without cause or termination by Mr. Spadafore. Mr. Spadafore’s annual salary is currently $142,015, which may be increased by the board of directors. Mr. Spadafore is also entitled to participate in commission incentive plans. Mr. Spadafore is entitled to various fringe benefits under the agreement.
     As of June 13, 2005, we entered into an amended and restated employment agreement with Dominic J. Spadafore. The amendment and restatement primarily replaces provisions in his employment agreement to match those in the new Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreements entered into with five other executive officers and described below. The agreement now provides for severance benefits equal to one year’s salary upon termination of employment without cause or for good reason 90 days before to one year after a change of control of the Company that occurs by June 13, 2008. Mr. Spadafore has agreed not to compete with us and not to solicit our employees during specified periods following the termination of his employment, and he has agreed to various confidentiality obligations.
     Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreements. In June 2005, we entered into Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreements with five of our executive officers: William M. Iacona, Richard S. Scheuing, Mary Ann Victor, Ronald A. Widman and Pamela A. Winters. These agreements provide for severance benefits equal to one year’s salary upon termination of employment without cause or for good reason 90 days before to one year after a change of control of the Company that occurs by June 13, 2008, June 29, 2008 for Mr. Scheuing. The officers have agreed not to compete with us and not to solicit our employees during specified periods following the termination of employment, and they have agreed to various confidentiality obligations.
     Stock Option Terms. All options granted under our stock option plans that are not already 100 percent exercisable immediately, including options granted to Messrs. Barrett, Scheuing and Spadafore, Ms. Victor and Ms. Winters, become 100 percent exercisable immediately ten days before or upon specified changes in control of the Company. On November 30, 2005, our board of directors accelerated all outstanding options that had not already vested.
Compensation Committee Interlocks and Insider Participation
     During the fiscal year ended November 30, 2005, Dr. Ausman, Mr. Follis (Chairman) and Mr. Henry served as the members of our Compensation Committee. None of the members of our Compensation Committee was, during the fiscal year ended November 30, 2005, one of our officers or employees, or one of our former officers. None of the committee members had any relationship with us requiring disclosure by us pursuant to Securities and Exchange Commission rules regarding disclosure of related-party transactions.

Board Compensation Committee Report on Executive Compensation
     General. The Compensation Committee’s overall compensation policy applicable to our executive officers is to provide a compensation package intended to attract and retain qualified executives and to provide them with incentives to achieve our goals and increase shareholder value. The Compensation Committee implements this policy through salaries, bonuses, equity incentives, a 401(k) plan, and employment and change in control agreements and miscellaneous personal benefits.
     Salaries. The Compensation Committee’s policy is to provide salaries that it believes are necessary to attract and retain qualified executives. In determining its recommendations for executive officer salaries, the Compensation Committee consults other members of the board, but generally relies to a significant extent on Mr. Barrett’s recommendations as our Chief Executive Officer. The Compensation Committee also considers its members’ knowledge of salaries paid by companies of comparable size in the electronics and medical electronics industry (including some companies included in the industry index used by us in our performance graph below), individual performance, the executive’s position, our financial resources, performance and prospects and the salaries of our other officers and employees. Salaries for fiscal 2005 were determined based on a subjective evaluation of the factors described above, without giving any specific priority or weighting to any of the factors, and included salary increases of approximately 5 percent, based primarily on Mr. Barrett’s recommendations and our significant profitability in fiscal 2004 and our performance in fiscal 2005.
     Bonuses. The Compensation Committee’s policy is to recommend bonuses that compensate executive officers for achieving our goals. In addition, the Compensation Committee’s policy is to consider discretionary bonuses, determined near the end of the fiscal year, to compensate executive officers for performance or achievements during the fiscal year not covered by bonuses paid earlier in the year.
     For fiscal 2005, we adopted the 2005 Incentive Compensation Plan for all non-commissioned officers and non-commissioned, full-time employees selected to participate in the plan by the Compensation Committee, including all of our executive officers, except Mr. Spadafore. Mr. Spadafore participated in a sales commission incentive program.
     Half of the potential bonuses under the plan were based on our revenues, determined and payable quarterly (“Part A”). The quarterly bonus equalled (1) the percentage of our year-to-date revenues compared to our sales plan, (2) multiplied by a factor, (3) multiplied by the employee’s salary, (4) multiplied by a “pay-out rate”, and (5) multiplied by .125 (i.e., one-half of the potential bonus, divided among the four quarters). No bonus was payable for revenues less than 85 percent of the sales plan. The formula required an improvement in revenues for every quarter.
     The factors ranged from .50 for revenues from 85 percent to 90 percent of the sales plan to 1.25 for revenues in excess of 110 percent of the sales plan. The factor equaled 1.00 for revenues equal to 100 percent of the sales plan. Pay-out rates ranged from 10 percent to 75 percent, depending on the employee, and were 75 percent, 40 percent, 50 percent and 40 percent for Messrs. Barrett and Scheuing, Ms. Victor and Ms. Winters, respectively. Bonuses based on sales in excess of 100 percent of the sales plan were paid after the end of the fiscal year.
     The other half of the bonuses under the plan was based on pre-defined objectives for each employee, which were weighted according to the level of importance (“Part B”). This half of the bonus equaled (1) the percentage of objectives achieved, (2) multiplied by the employee’s salary, (3) multiplied by the “pay-out rate”, (4) multiplied by .5 (i.e., half of the total potential bonus), (5) multiplied by our percentage of our year-to-date revenues compared to our sales plan, and (6) multiplied by the percentage of our net income compared to our net income plan. This formula required improvements in sales and in net income. The Compensation Committee retained discretion to increase or decrease performance bonuses under Part B, but did not exercise that discretion. In fiscal 2005, we met 109 percent, 114 percent, 115 percent and 113.9 percent of our cumulative revenue targets in the first, second, third and fourth quarters, respectively, and met 154 percent of our net income target in fiscal 2005, and, therefore, paid bonuses under Part A and Part B aggregating $874,070.89.
     Equity Incentives. The Compensation Committee’s policy is to award stock options to each of our officers, employees and directors in amounts reflecting their position and ability to influence our overall performance, determined based on the Committee’s subjective judgment after reviewing the number of options previously granted to such person, the number of options granted to persons in similar positions both at Somanetics and at other companies deemed comparable to us (based on the members’ knowledge of options granted by other companies and, in 2005, management’s review of publicly-available information), the number of options remaining available for grant and management’s recommendations.
     The Compensation Committee’s policy is to grant options with a term of ten years to provide a long-term incentive and to fix the exercise price of the options at the fair market value of the underlying shares on the date of grant. Such options only provide compensation if the price of the underlying shares increases. In addition, the Committee’s policy has been to grant options that vest over a specific period to provide the executive with an incentive to remain with us. Generally, options granted to our executives had vested in three equal annual installments beginning one year after the date of grant. The Committee’s policy is also to provide new executives with options to attract them to us based on negotiations with new executives, management’s recommendations and the Committee’s subjective judgment primarily after reviewing the number of options granted to our other executives.
     The number of options granted in 2005 to executives was determined based on the above factors, management’s recommendations (primarily based on the market value of the shares underlying the proposed options, at $13.50 per share, representing a percentage of salary plus assumed incentive compensation, as if we reached 100% of our bonus plan targets, that varied based on the executive’s position, from 75 percent to 100 percent) and the Compensation Committee’s subjective judgment primarily after reviewing the previous grants of options to such executives, their current salaries and the ownership of common shares.
     Because of impending changes in accounting for stock options, the Compensation Committee (1) granted options in 2005 that vested in full on November 30, 2005, and (2)

approved the acceleration of vesting of all unvested stock options as of November 30, 2005. The primary purpose of these actions was to eliminate compensation expense we would have otherwise recognized in our results of operations upon the adoption of new accounting rules that were effective beginning December 1, 2005. Options granted in 2005 have ten year terms and an exercise price equal to the fair market value of the underlying shares on the date of grant.
     The purposes of our 2005 Stock Incentive Plan are (1) to align the interests of our shareholders and recipients of awards by increasing the recipients’ proprietary interest in our growth and success, (2) to advance our interests by attracting and retaining officers, other employees, non-employee directors, consultants, advisors, independent contractors and agents and (3) to motivate such persons to act in the long-term best interests of the Company and our shareholders. The 2005 Stock Incentive Plan permits awards of stock options, restricted stock and restricted stock units. While the Compensation Committee granted stock options under the plan in 2005, it reserves the right to use any of the equity incentive features of the plan.
     Generally, the Compensation Committee reserves the right to pay compensation to our executives in amounts it deems appropriate regardless of whether such compensation is deductible for federal income tax purposes. Equity incentives granted to executives are subject to limits on permitted federal income tax deductions related to those equity incentives, including under current treasury regulations concerning the $1,000,000 cap on executive compensation deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee believes that such awards are more important to us than the potential loss of related compensation deductions relating to those equity incentives, especially in light of our net operating loss carryforwards and the non-cash nature of deductions available relating to some of these equity incentives.
     401(k) Plan. We have adopted a 401(k) plan to provide all eligible employees a means to accumulate retirement savings. Participants may defer specified portions of their compensation and (1) we match 200 percent of employee contributions up to a contribution by us equal to 4 percent of the employee’s compensation and (2) we may, but are not required to, make additional discretionary contributions. The amount of additional discretionary contributions are based on the Committee’s subjective judgment of what is appropriate, after reviewing management’s recommendation. As a result of the matching contribution implemented in 2004 to reward employees for their collective efforts in making us profitable, the Committee recommended that we not make an additional discretionary contribution to the 401(k) plan for fiscal 2005.
     Employment and Change in Control Agreements and Miscellaneous Personal Benefits. The Compensation Committee’s policy is to have employment agreements with Messrs. Barrett and Spadafore to provide them with specified minimum positions, periods of employment, salaries, fringe benefits and severance benefits. In June 2005, the Compensation Committee also recommended that we enter into Change in Control, Invention, Confidentiality, Non-Compete and Non-Solicitation Agreements with our other executive officers to provide them with specified severance benefits in the event of a change in control. These benefits are intended to permit these executive officers to focus their attention on performing their duties to us, rather than on the security of their employment, and to provide such officers with benefits deemed by the Compensation Committee to be suitable for their offices. The Compensation Committee’s policy, however, is that personal benefits (other than severance pay) should not exceed 10 percent of the executive’s salary and bonus for the year.
     Fiscal 2005 Compensation Decisions Concerning CEO. In August 2005, the Compensation Committee recommended that Mr. Barrett’s salary be increased approximately 5 percent to $258,544 effective August 1, 2005. As described in “Salaries”, the amount of the recommended salary for Mr. Barrett was based primarily on the Committee’s subjective evaluation of Mr. Barrett’s recommendation, its members’ consultation with other directors, its members’ knowledge of salaries paid by companies of comparable size in the electronics and medical electronics industries, Mr. Barrett’s performance in fiscal 2004 and 2005 and his position with us, our financial resources, performance and prospects, including our significant profitability in fiscal 2004 and our performance in fiscal 2005, and the salaries of our other officers and employees, including the same percentage increases in salary provided to other executive officers.
     In November 2004, the Committee recommended the approval of the 2005 Incentive Compensation Plan, and in March 2005, June 2005, September 2005 and December 2005, the Committee recommended paying the Part A and Part B portions of the bonus under that plan, including $138,038 to Mr. Barrett under Part A, based on our sales in fiscal 2005 and $164,961 under Part B, based on our sales and net income in fiscal 2005 and Mr. Barrett’s achievement of individual objectives in fiscal 2005. The Committee recommended adoption of the bonus plan as a means to compensate executive officers for achieving our goals, specifically our sales, profitability and individual officer goals pursuant to the formula contained in the plan and described above. In January 2006, the Committee recommended that no additional bonuses be paid to our executive officers for fiscal 2005, primarily as a result of the bonuses paid under the plan.
     In April 2005, the Committee recommended that the board grant Mr. Barrett a 10-year option to purchase 31,919 common shares at $13.55 a share. The amount granted to Mr. Barrett was based on the factors described in “Stock Options,” including his position and ability to influence the Company’s overall performance, based on the Committee’s subjective judgment after reviewing the number of options previously granted to him and his ownership of common shares, the number of options granted in the past to persons in similar positions both at the Company and at other companies deemed comparable to the Company (based on the directors’ knowledge of options granted by other companies and management’s review of publicly-available information), the number of options remaining available for grant, management’s recommendation (primarily based on the market value of the shares underlying the proposed options, at $13.50 per share, representing a percentage of salary plus assumed incentive compensation, as if we reached 100% of our bonus plan targets, that varied based on the executive’s position, from 75 percent to 100 percent) and the Committee’s subjective judgment.
     As described above with respect to other executive officers, because of impending changes in accounting for stock options, (1) the options granted to Mr. Barrett in 2005 vested in full on November 30, 2005, and (2) the vesting of all of his unvested options as of November 30, 2005 were accelerated as of November 30, 2005. The primary purpose of these actions was to eliminate compensation expense we would have otherwise recognized in our results of operations upon the adoption of new accounting rules that are effective beginning December 1, 2005. Options granted to Mr. Barrett in 2005 have ten year terms and an exercise price equal to the fair market value of the underlying shares on the date of grant.
     In August 2004, the Committee recommended an amendment to our 401(k) plan to add a matching contribution to reward employees for their collective efforts in making us profitable. In January 2006, the Committee recommended that no additional discretionary contribution be made to the 401(k) plan for fiscal 2005 as a result of the matching contribution added to the 401(k) plan in fiscal 2004.

By the Compensation Committee

Dr. James I. Ausman
Daniel S. Follis
Robert R. Henry
Performance Graph
     The following line graph compares for the fiscal years ended November 30, 2001, 2002, 2003, 2004 and 2005 (1) the yearly percentage change in our cumulative total shareholder return (i.e., the change in share price divided by the initial share price, expressed as the resulting value of a $100 investment; we have not paid cash dividends) on our common shares, with (2) the cumulative total return of The Standard & Poor’s SmallCap 600 Index, with (3) the cumulative total return of The Russell 2000 Index and with (4) the cumulative total return on the Nasdaq Medical Devices Index.

COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG SOMANETICS CORPORATION,
STANDARD & POOR’S SMALLCAP 600 INDEX,
THE RUSSELL 2000 INDEX, AND
NASDAQ MEDICAL DEVICES INDEX**

	2000	2001	2002	2003	2004	2005
Somanetics Corporation	100.00	195.56	102.60	397.21	705.02	1,570.03
Standard & Poor’s SmallCap 600 Index	100.00	112.08	105.72	139.31	170.15	188.99
The Russell 2000 Index	100.00	104.82	93.71	127.72	149.76	161.95
Nasdaq Medical Devices Index	100.00	100.08	88.11	127.40	147.26	166.71
Assumes $100 invested on November 30, 2000 in Somanetics Corporation common shares, The Standard & Poor’s SmallCap 600 Index, The Russell 2000 Index and the Nasdaq Medical Devices Index.

*Total return assumes reinvestment of dividends. **Fiscal Year ending November 30.
     We are switching from the Standard & Poor’s SmallCap 600 Index to The Russell 2000 Index because our common shares are now quoted on The Nasdaq National Market and are included in The Russell 2000 Index.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to us during or with respect to fiscal 2005, or written representations that no Forms 5 were required, we believe that during the fiscal year ended November 30, 2005 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were complied with, except that Daniel S. Follis filed one Form 4 late, on February 14, 2006, reporting one transaction from June 1995 that was entered into by a fund through which he reports indirect beneficial ownership of some of our common shares.
Equity Compensation Plan Information
     The following information is provided as of November 30, 2005 with respect to compensation plans, including individual compensation arrangements, under which our equity securities are authorized for issuance:

			(c)
			Number of securities
	(a)	(b)	remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options	(excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column (a))
Equity compensation plans approved by security holders (1)	3,941,132	$3.78	505,785
Equity compensation plans not approved by security holders (2)	73,100	$2.40	0

Total	4,014,232		505,785

(1)	These plans consist of: (a) the 1991 Incentive Stock Option Plan, which terminated in 2001 except for the options granted before that date, (b) the 1993 Director Stock Option Plan, which terminated in 1998, except for the options granted before that date, (c) the Somanetics Corporation 1997 Stock Option Plan, (d) the Somanetics Corporation 2005 Stock Incentive Plan, and (e) the outstanding Warrants granted to CorRestore LLC and its agent Wolfe & Company to purchase an aggregate of 2,100,000 common shares at $3.00 a share in connection with the June 2, 2000 CorRestore License Agreement.

(2) These plans consist of non-qualified options to purchase 73,100 common shares granted to three of our officers, employees and advisors, including one current executive officer, one current employee and one advisor, granted independent of our stock option plans (including one option granted in fiscal 2002 as an inducement essential to an new executive officer entering into an employment agreement with us, which currently represents the right to purchase 70,000 common shares ). The options are subject to anti-dilution adjustments.
     The options granted independent of our stock option plans were granted on April 24, 1997 and August 1, 2002. All of the options have vested. Options granted to one current officer and vested at the time of termination of employment, continue to be exercisable until the original termination date notwithstanding such termination, unless such termination is for cause, in which case such options expire at the date of such termination. Other options expire at the date of termination of employment, unless extended in the discretion of the Compensation Committee of our board of directors.
     The non-plan options expire 10 years after they were granted. The exercise prices of these options, which were at least the fair market value of the underlying common shares on the date of grant, range from $2.30 to $4.75. At the time these options are exercised, the optionee must pay the full option price for all shares purchased:
•	in cash, or

•	with the consent of the Compensation Committee or the board of directors, in its discretion, and to the extent permitted by applicable law,
•	in common shares,

•	by a promissory note payable to the order of us that is acceptable to the Compensation Committee or the board of directors,

•	by a cash down payment and a promissory note for the unpaid balance,

•	subject to any conditions established by the Compensation Committee or the board of directors, by having us retain from the shares to be delivered upon exercise of the stock option that number of shares having a fair market value on the date of exercise equal to the option price,

•	by delivery to us of written notice of the exercise, in such form as the Compensation Committee or the board of directors may prescribe, accompanied by irrevocable instructions to a stock broker to promptly deliver to us full payment for the shares with respect to which the option is exercised from the proceeds of the stock broker’s sale of the shares or loan against them,

•	in such other manner as the Compensation Committee or the board of directors determines is appropriate, in its discretion.
     Specified consolidations, mergers, transfers of substantially all of our properties and assets, dissolutions, liquidations, reorganizations or reclassifications in such a way that holders of common shares are entitled to receive stock, securities, cash or other assets with respect to, or in exchange for, their common shares, are each referred to as a “Transaction.” If we engage in a Transaction, then each holder of a non-plan option after consummation of the Transaction will be entitled to receive (for the same aggregate exercise price) the stock and other securities, cash and assets the holder would have received in the Transaction if he or she had exercised the option in full immediately before consummation of the Transaction.
     In addition, in connection with a Transaction, the Compensation Committee or the board of directors, acting in its discretion without the consent of any holder of any non-plan option and regardless of any other provision of the option, may:
•	permit such options to be exercised in full for a limited period of time, after which all unexercised options and all rights of holders of such options would terminate,

•	permit such options to be exercised in full for their then remaining terms, or

•	require all such options to be surrendered to us for cancellation and payment to each holder in cash of the excess of the fair market value of the underlying common shares as of the date the Transaction is effective over the exercise price, less any applicable withholding taxes.
The Compensation Committee or the board of directors may not select an alternative for a holder that would result in his or her liability under Section 16(b) of the Exchange Act, without the holder’s consent. If all of the alternatives have such a result, the Compensation Committee or board of directors will take action to put the holder in as close to the same position as he or she would have been in if one of the alternatives described above had been selected, but without resulting in any payment by the holder under Section 16(b) of the Exchange Act. With the consent of each holder, the Compensation Committee or board of directors may make such provision with respect to any Transaction as it deems appropriate.
     The options may not be transferred other than by will or by the laws of descent and distribution, and during the optionee’s lifetime, the option is exercisable only by the optionee.
II. OTHER MATTERS
Annual Report
     A copy of our Annual Report to Shareholders for the fiscal year ended November 30, 2005 accompanies this proxy statement. We file an Annual Report on Form 10-K with the Securities and Exchange Commission. We will provide, without charge, to each person being solicited by this proxy statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended November 30, 2005 (as filed with the Securities and Exchange Commission, excluding exhibits for which a reasonable charge shall be imposed). All such requests should be directed to Somanetics Corporation, 1653 East Maple Road, Troy, Michigan 48083-4208, Attention: Investor Relations Department.
Independent Accountants
     Deloitte & Touche LLP are our independent accountants and have reported on the financial statements in our 2005 Annual Report to Shareholders, which accompanies this proxy statement. Our independent accountants are appointed by the Audit Committee of our board of directors.

We will not select our independent accountants for the fiscal year ending November 30, 2006 until later in our fiscal year.
     A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement at the meeting if she desires to do so. The representative will also be available to respond to appropriate questions.
     The following table presents aggregate fees billed for each of the years ended November 30, 2005 and 2004 for professional services rendered by Deloitte & Touche LLP in the following categories:

	Fiscal Year Ended
	November 30,
	2005	2004
Audit Fees (1)	$306,850	$78,050
Audit-Related Fees	$0	$0
Tax Fees (2)	$60,550	$46,200
All Other Fees	$0	$0

(1)	Consists of fees for the audit of our annual financial statements and, in fiscal 2005, the audit of our internal controls over financial reporting, review of financial statements included in our Form 10-Qs, and services provided in connection with our Registration Statement on Form S-8 in connection with our 2005 Stock Incentive Plan in fiscal 2005.

(2)	Consists of tax return preparation fees.
     In accordance with Section 10A(i) of the Exchange Act, before Deloitte & Touche LLP is engaged by us to render audit or non-audit services, the engagement is approved by our Audit Committee. None of the audit-related, tax and other services described in the table above were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.
Shareholder Proposals
     Proposals of shareholders that are intended to be presented at our 2007 Annual Meeting of Shareholders must be received by our Secretary at our offices, 1653 East Maple Road, Troy, Michigan 48083-4208, no later than October 26, 2006 to be considered for inclusion in the proxy statement and proxy relating to that meeting. Such proposals should be sent by certified mail, return receipt requested.
     We must receive notice of any proposals of shareholders that are intended to be presented at our 2007 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in our proxy statement and proxy related to that meeting, no later than January 9, 2007 to be considered timely. Such proposals should be sent by certified mail, return receipt requested and addressed to Somanetics Corporation, 1653 East Maple Road, Troy, Michigan 48083-4208, Attention: Investor Relations Department. If we do not have notice of the matter by that date, our form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in our form of proxy will vote the shares represented by such proxies in accordance with their best judgment.
Other Business
     Neither we nor the members of our board of directors intend to bring before the annual meeting any matters other than those set forth in the Notice of Annual Meeting of Shareholders, and none of us has any present knowledge that other matters will be presented for action at the annual meeting by others. However, if other matters are properly presented to the meeting, the persons named in the enclosed proxy intend to vote the shares represented by the proxy in accordance with their best judgment.

By order of the board of directors Bruce J. Barrett President and Chief Executive Officer
Troy, Michigan February 23, 2006

SOMANETICS CORPORATION
PROXY
BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING APRIL 6, 2006
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF SOMANETICS CORPORATION
     The undersigned hereby appoints Bruce J. Barrett and Mary Ann Victor, and each of them, attorneys and proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the common shares, par value $0.01 per share, of the undersigned in Somanetics Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 6, 2006, and at any and all adjournments thereof.
(Continued and to be signed on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors

NOMINEES:
☐	FOR ALL NOMINEES	¡ Daniel S. Follis ¡ Robert R. Henry

☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

2.	In their discretion with respect to any other matters that may properly come before the meeting.
The shares represented by this proxy will be voted in accordance with the specifications made herein. The shares represented by this proxy will be voted for the election of the directors named in Proposal 1 if no instructions to the contrary are indicated or if no instruction is given.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature of Shareholder:	Date:	Signature of Shareholder:	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.